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                                                                  Exhibit 10.143



                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of July 29, 2002, by and between ASSOCIATED STAFFING RESOURCES, INC., a California corporation which is a wholly owned subsidiary of OptimumCare Corporation (the "Company"), and MERYL C. STERN ("Employee"). In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

        1. Employment. The Company hereby employs Employee as the President of the Company and Employee hereby accepts such employment upon the terms an conditions hereinafter set forth. Employee shall be responsible for business development and establishing and directing strategic long-term goals, policies and procedures to facilitate the growth of Company's business. Employee agrees to perform the foregoing and such other duties as are customarily performed by one holding such position in other, same or similar businesses as that engaged in by the Company and to render any such other services and duties as may be assigned from time to time by the Chief Executive Officer or the Board of Directors of OptimumCare Corporation. Employee shall report to the Chief Executive Officer of the Company.

        2. Performance of Employee's Duties. Employee agrees to devote at least twenty (20) hours per week but no more than thirty (30) hours per week to the faithful and loyal performance of Employee's duties for the Company and to render service to the Company to the best of Employee's ability, experience and talent to the reasonable satisfaction of the Company. Upon notice and delivery to Employee, Employee shall adhere to the rules, regulations, policies and procedures of the Company which the Company makes Employee aware of and which are in force at this time or which may be established in the future. To the extent this Agreement and the Company's rules, regulations and policies are inconsistent, the terms of this Agreement shall control. Employee shall render services generally in, and shall not be obligated to maintain Employee's office in any place other than, the State of California. Employee shall take such trips outside of California as the Company shall require in accordance with the best interests, needs, business and opportunities of the Company.

        3. Term of Employment. Unless earlier terminated in accordance with
Section 10 below, the term of Employee's employment under this Agreement shall begin on the date of this Agreement and shall continue until July 31, 2005 and shall be extended thereafter on a year to year basis unless the Company or Employee provides written notice to the other not less than sixty (60) days prior to the end of the then current term that the term of the Agreement will not be extended.

        4. Compensation.

           4.1 Base Compensation. The Company agrees to pay Employee and Employee agrees to accept from the Company, in full payment for Employee's services hereunder, base compensation at the rate of $102,000.00 in the first year, $107,000.00 in the second and $112,000.00 in the third year and thereafter as mutually agreed upon by the parties. Base compensation shall be payable in equal installments in accordance with the Company's normal pay practices, as may be altered from time to time by Company. Employee's base


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compensation may be increased based upon Employee's performance and the financial performance of the Company as determined by and in the sole discretion of the Board of Directors of the Company.

           4.2 Additional Compensation Based on Time Commitment. Although Employee is a managerial exempt employee not entitled to overtime compensation, as a reward for her additional effort, in the event Employee works more than thirty (30) hours in any work week, the Company shall pay Employee additional compensation at the rate of $50 per hour for any hours in excess of thirty (30) hours but less than forty (40) hours.

           4.3 Bonus Compensation. The Company shall pay bonus compensation to Employee as follows:

               (a) Provided that for the first year of the term of this Agreement, the Company's Net Sales exceed $3,552,642.46 and the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") exceeds $355,264.25, the Company shall pay Employee bonus compensation of $20,000.00.

               (b) Provided that for the second year of the term of this Agreement, the Company's Net Sales exceed $4,192,118.10 and the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") exceeds $419,211.81, the Company shall pay Employee bonus compensation of $26,666.67.

               (c) Provided that for the third year of the term of this Agreement, the Company's Net Sales exceed $4,946,699.36 and the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") exceeds $494,669.94, the Company shall pay Employee bonus compensation of $33,333.33.

For purposes of this Agreement, Net Sales means gross sales less returns and allowances and cash discounts allowed. The Company agrees to pay bonus compensation equal to one-half (1/2) of the bonus compensation payable to Employee to the staff of the Company.

           4.4 Withholding Taxes. Employee acknowledges that any salary, benefits or other compensation shall be subject to all applicable federal, state and local withholding taxes and other amounts as permitted or required by law.

           4.5 Compensation During Extended Term(s). In the event the term of this Agreement is extended beyond the initial three year term in accordance with
Section 3 of this Agreement, the Company and Employee shall negotiate in good faith to reach an agreement with respect to the amount of base compensation, formula for bonus compensation and other compensation to be paid by the Company to Employee during such extended term(s).

        5. Automobile Allowance. The Company shall pay Employee an automobile allowance of $800.00 per month during the first year of the term of this Agreement, $825.00 per month during the second year of the term of this Agreement and $850.00 per month during the third year of the term of this Agreement.




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        6. Other Business Expenses. The Company shall reimburse Employee or otherwise provide for or pay for all other reasonable expenses incurred by employee in furtherance or in connection with the business of the Company, including, but not by way of limitation, traveling expenses, and reasonable entertainment expenses (whether incurred while traveling, or otherwise) in a manner consistent with the Company's policy regarding such expenses. If such expenses are paid in the first instance by employee, the Company will reimburse Employee therefor. Expenses shall be reported and documented as required by the Company and the United States Treasury Department for deductible business expenses.

        7. Medical Insurance. At Employee's election, the Company shall include Employee and her eligible family members on the Company's medical insurance at the Company's expense or the Company will pay the premiums on Employee's medical insurance in an amount equal to or less than the cost of comparable coverage on the Company's medical insurance, in either case not to exceed $1,000 per month.

        8. Vacation. Employee shall be entitled to four (4) weeks vacation per year. Request for vacation time must be given approved no less than four (4) weeks in advance to the President or Chief Executive Officer of OptimumCare Corporation; such request will not be unreasonably denied. Time required for religious observance and holidays will not be considered as vacation time.

        9. Stock Options. The Company shall cause OptimumCare Corporation to grant Employee options to acquire 100,000 shares of the common stock of OptimumCare Corporation. The stock option will be a five (5) year option exercisable at the greater of (i) fifty cents ($0.50) or (ii) market value of the common stock on the date of this Agreement, half of which will vest of each of the first and second anniversary date of this Agreement.

        10. Termination.

            10.1 This Agreement shall terminate, and the parties will not have any rights, duties or obligations under this Agreement (except for the rights, duties and obligations under those Sections of this Agreement which are continuing and will survive the termination of this Agreement, as specified in
Section 17 of this Agreement) on the date of the first to occur of the following:

                 (a) at the Company's sole option, the Disability (as defined in Section 10.2 below) of Employee; or

                 (b) the termination of Employee's employment by Employer for Cause (as defined in Section 10.3 below); or

            10.2 For the purposes of this Agreement, "Disability" means Employee's inability, whether mental or physical, to perform the normal duties of her position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period. For purposes of this Agreement, the effective date of such Disability shall be the day next following such ninetieth
(90th) day. If Employee and the Company are unable to agree as to whether Employee is disabled pursuant to this Section 10.2, the question will be decided by a neutral




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physician to be paid by the Company and designated by Employee, subject to the approval of the Company, whose determination will be final and binding on the parties.

            10.3 For the purposes of this Agreement, "Cause" includes any of the following: (i) the wrongful appropriation by Employee of any material amount of property or money of the Company or any other act by Employee of dishonesty with respect to the Company; (ii) a material breach by Employee of this Agreement or any written agreement (whether such agreement is presently or hereafter existing) to which Employee and the Company are parties, which breach is not cured within thirty (30) days after receiving written notice thereof and demand for cure; (iii) the conviction of Employee of any felony involving dishonesty;
(iv) the conviction of Employee of a felony which the Board of Directors determines impairs the reputation or business of the Company if Employee remained in her position with the Company or (v) the death of Employee.

            10.4 In the event of the death of Employee, the Company shall continue to pay the base compensation of Employee set forth in Section 4.1 of the Agreement for the three year initial term of the Agreement. The base compensation shall be paid as it would have otherwise become due but upon receipt of life insurance proceeds on the life of Employee under any key person insurance obtained by the Company on the life of Employee, the Company shall apply the proceeds to pay the balance of the base compensation due for the entire initial three year term of the Agreement.

        11. Post-Employment Obligations.

            11.1 Company Property. All records, files, lists, including computer generated lists, documents, equipment and similar items relating to the Company's business that Employee shall prepare of receive from the Company shall remain the Company's sole and exclusive property. Upon termination of the Agreement, Employee shall promptly return to the Company all property of the Company in Employee's possession. Employee shall not copy or cause to be copied, print out, or cause to the printed our any software, documents or other materials originating with or belonging to the Company. Employee shall not retain in her possession any such software, documents or other materials.

            11.2 Cooperation. Employee agrees that both during and after her employment Employee shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the company.

        12. Disclosure or Use of Confidential Information.

            12.1 Definition of Confidential Information. As used herein, the term "Confidential Information" means any and all trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company which derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and which is subject to efforts by the Company that are reasonable under the circumstances to




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maintain its secrecy. Confidential Information shall include information (not readily compiled from publicly available sources) which is made available to Employee during the course of Employee's employment including, but not limited to, operations and financial information concerning the Company's business; customer names, addresses, buying habits, needs and the methods of fulfilling those needs; employee names, addresses and compensation; and the Company's pricing policies. Employee agrees to cooperate with the Company to maintain the secrecy of and limit the use of such Confidential Information.

            Employee further agrees that Employee is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on the Company. Employee also acknowledges that Employee has been instructed that during the term of employment by the Company, Employee is not to divulge to the Company, its employees or its consultants any confidential information or trade secrets obtained from any previous employers or any other person.

            12.2 Fiduciary Duty; Appropriation of Confidential Information. Employee agrees to perform Employee's duties pursuant to this Agreement in good faith and in a manner which Employee honestly believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. Employee will keep confidential and will not directly or indirectly divulge to anyone (except as required by applicable law or in connection with the performance of Employee's duties and responsibilities as an employee hereunder) nor use or otherwise appropriate for Employee's own benefit, or on behalf of any other person, firm, partnership or corporation by whom Employee might subsequently be employed or otherwise associated or affiliated with, any Confidential Information. Employee agrees that Employee will not at any time during or after the termination or expiration of Employee's employment, except as authorized or directed in writing by the Company, use the Confidential Information for Employee's own benefit or copy, reveal, divulge or make known in any manner to any person, firm or corporation the Confidential Information.

        13. Covenant Against Unfair Competition. During the term of this Agreement, Employee agrees (i) Employee will not, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person or other entity providing services which directly or indirectly compete with the Company's business; (ii) Employee will not undertake planning for or organization of any business activity competitive with the Company's business or combine or conspire with other employees or representatives of the Company's business for the purpose of organizing any such competitive business activity;
(iii) Employee will not, directly or indirectly, either for Employee or for any other person, firm or corporation, divert or take away or attempt to divert or take away of the Company's customers, including but not limited to those upon whom Employee called or whom Employee solicited or serviced or with whom Employee became acquainted while engaged as an employee in the Company's business; and (iv) Employee will not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by the Company to terminate his or her employment or engagement. Employee and the Company are also entering into a Non-Compete Agreement of even date herewith as required by the Asset




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Purchase Agreement dated July 24, 2002 between Associated Social Resources, Inc, and the Company.

        14. Term Company as Including Corporate Affiliates. For purposes of this Agreement, the term "Company" shall be deemed to include any corporation which is in control of, controlled by, or under common control with the Company, whether or not Employee is directly employed by such other corporation or corporations.

        15. Attorneys' Fees. If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorneys' fees.

        16. Continuing Obligations. Employee's obligations pursuant to Paragraphs 11 and 12 of this Agreement and the rights and remedies of the Company hereunder shall continue in effect beyond the term of this Agreement and such obligations shall be binding on Employee's assigns, executors, administrators and other legal representatives.

        17. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any arbitration between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this Paragraph may not be waived except as herein set forth.

        18. Entire Agreement. This written Agreement contains the sole and entire agreement between the parties as to the matters contained herein, and supersedes any and all other agreements between them except the Asset Purchase Agreement dated July 24, 2002 and the Non-Compete Agreement dated July 29, 2002. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that the party has relied on the party's own judgment in entering into this Agreement. The parties further acknowledge that statements or representations that may have been heretofore made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with dealing with the other.

        19. Choice of Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of California.

        20. Binding Effect of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns and legal representatives. This Agreement shall be construed as a contract for personal services by Employee to the Company and shall not be assignable by Employee.




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        21. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid to their current address or to such other address as they request in writing.

        22. Key Person Life Insurance. Employee agrees that the Company shall be entitled to obtain key person life insurance insuring the life of Employee in an amount up to $1,000,000. The Company shall be the owner and beneficiary of such insurance and shall be responsible for the payment of premiums on such insurance. Employee agrees to submit to medical examinations as required by life insurance companies for purposes of permitting the Company to obtain such insurance. If Employee qualifies for term life insurance at standard published rates, the Company must purchase and maintain not less than $321,000 of term life insurance insuring the life of Employee or such lesser amount as is owed to Employee as base compensation and keep in force and effect for three years following the signing of this Agreement through the initial three year term of this Agreement.

        23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.



                                            "Company"

                                            ASSOCIATED STAFFING RESOURCES, INC.



                                            By: /s/ MULUMEBET G. MICHAEL
                                                --------------------------------
                                                    Mulumebet G. Michael,
                                                    Vice President


                                            "Employee"



                                            /s/ MERYL C. STERN
                                            ------------------------------------
                                            MERYL C. STERN




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